Exhibit 10.2
Summary of Terms of Oral Agreement to Repurchase Shares of Common Stock
held by Corstar Holdings, Inc.
     On November 15, 2010, the Company’s Board of Directors and the Audit Committee of the Company’s Board of Directors both approved the repurchase of 100,000 shares of the Company’s common stock owned by Corstar Holdings, Inc. at a price of $46.31 per share for an aggregate repurchase price of $4.631 million.